Guaranty Federal BANCSHARES, INC Strength. Growth. Vision.	Exhibit 99.1 For Immediate Release

Contacts:	Shaun A. Burke, President & CEO	NASDAQ:GFED
	Guaranty Bank	www.gbankmo.com
1341 W. Battlefield
Springfield, MO 65807
417-520-4333

GUARANTY FEDERAL BANCSHARES, INC.
ANNOUNCES FIRST QUARTER 2010 FINANCIAL RESULTS

SPRINGFIELD, MO – (April 13, 2010) – Guaranty Federal Bancshares, Inc., (NASDAQ:GFED), the holding company (the “Company”) for Guaranty Bank, today announces the following results for its quarter ended March 31, 2010.

First Quarter 2010 Financial Highlights

●	Earnings per share for the quarter increased $.44 compared to the fourth quarter ended December 31, 2009 and increased $.37 compared to first quarter in 2009.
●	Net income increased $1.2 million for the quarter compared to the fourth quarter ended December 31, 2009 and increased $1.1 million compared to the first quarter in 2009.
●	Net interest margin improved 72 basis points to 2.41% for the quarter as compared to the first quarter in 2009.
●	Nonperforming assets decreased $3.2 million from December 31, 2009.
●	Core transaction deposit accounts increased $2.3 million from December 31, 2009.
●	Equity to assets increased to 7.03% as compared to 6.97% at December 31, 2009.
●	Book value per common share increased to $13.51 as compared to $13.49 at December 31, 2009.

The Company announces that net income for the first quarter ended March 31, 2010 was $475,000 as compared to a net loss of ($592,000) for the first quarter ended March 31, 2009.  After preferred dividends, diluted earnings per share was $.07, an increase from the ($.30) per diluted share during the first quarter ended March 31, 2009.  This was also an increase from the ($.37) per diluted share the Company earned during the fourth quarter ended December 31, 2009.

There are a few key issues that contributed to the improvement in first quarter earnings:
●
Net interest margin - The increase in the Company’s net interest income positively impacted earnings during the first quarter.  First, the Company reduced its cost of funding on money market deposits generated from a very successful deposit generating campaign in the first quarter of 2009.  Also, due to the increase in liquidity in the prior year, the Company had the ability to significantly reduce its cost of retail certificates of deposit as well as reduce those balances.  While loans have declined due to weak loan demand and specific foreclosures, the Company continues to closely manage loan pricing by establishing rate floors, increasing exiting rate floors and focusing on the reduction of nonaccrual loans.

●
Provision for loan losses - The Company recorded a provision for loan loss of $950,000 during the quarter (compared to $980,000 for the prior year quarter) to compensate for increased reserves primarily related to one specific credit.  The allowance for loan losses as of March 31, 2010 was 2.41% of gross loans outstanding (excluding mortgage loans held for sale).

●
Non-interest income – The increase in non-interest income of $383,000 was due to three primary factors.  First, the Company recognized $160,000 in gains on sales of investment securities compared to $0 in the prior year quarter.  Secondly, the Company recognized income from foreclosed assets held for sale of $45,000 compared to a loss of $151,000 in the prior year quarter.  Finally, the Company recognized earnings of $100,000 from its bank owned life insurance purchased in October 2009, as compared to $0 during the prior year quarter.

●
Non-interest expense – Due to the Company’s cost control measures, non-interest expenses have decreased $109,000 during the period compared to the prior year quarter.  This is despite a quarter over quarter increase in personnel costs of $33,000 for key associates added in 2009 and increased costs of $35,000 for FDIC insurance premiums.

“We are encouraged to report the results for the first quarter as it reflects our efforts to improve net interest margin, resolve problem credits and control expenses,” said Shaun A. Burke, President and CEO.  Our core deposit initiatives continue to produce favorable results and we are successfully re-pricing both sides of the balance sheet to improve margin. Non performing assets dropped during the quarter and a number of sizeable credits are progressing through the resolution process.”

“As we look at the remainder of 2010, we remain cautiously optimistic that the economy is improving, as we have seen improvement in our loan portfolio and in the stabilization of credit costs.  That said, economic conditions remain fragile and we expect high unemployment levels to continue, creating an ongoing challenge on consumer spending and growth.”

About Guaranty Federal Bancshares, Inc.
Guaranty Federal Bancshares, Inc. (NASDAQ:GFED) has a subsidiary corporation offering full banking services.  The principal subsidiary, Guaranty Bank, is headquartered in Springfield, Missouri, and has nine full-service branches in Greene and Christian Counties and Loan Production Offices in Wright, Webster and Howell Counties.  In addition, Guaranty Bank is a member of the TransFund ATM network which provides its customers surcharge free access to over 100 area ATMs and over 1,600 ATMs nationwide.  For more information visit the Guaranty Bank website: www.gbankmo.com.

The discussion set forth above may contain forward-looking comments.  Such comments are based upon the information currently available to management of the Company and management’s perception thereof as of the date of this release.  When used in this release, words such as “anticipates,” “estimates,” “believes,” “expects,” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.  Such statements are subject to risks and uncertainties.  Actual results of the Company’s operations could materially differ from those forward-looking comments.  The differences could be caused by a number of factors or combination of factors including, but not limited to: changes in demand for banking services; changes in portfolio composition; changes in management strategy; increased competition from both bank and non-bank companies; changes in the general level of interest rates; the effect of regulatory or government legislative changes; technology changes; fluctuation in inflation; and other factors set forth in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time.

Financial Highlights:
	Quarter ended
Operating Data:	31-Mar-10	31-Mar-09

Total interest income	$8,265	$8,323
Total interest expense	4,156	5,308
Provision for loan losses	950	980
Net interest income after provision for loan losses	3,159	2,035
Noninterest income	1,192	809
Noninterest expense	3,636	3,744
Income (loss) before income taxes	715	(900)
Provision (credit) for income taxes	240	(308)
Net income (loss)	475	(592)
Preferred stock dividends and discount accretion	281	188
Net income (loss) available for common shareholders	$194	$(780)
Net income (loss) per common share-basic	$0.07	$(0.30)
Net income (loss) per common share-diluted	$0.07	$(0.30)

Annualized return on average assets	0.27%	-0.32%
Annualized return on average equity	3.69%	-4.83%
Net interest margin	2.41%	1.69%

	At	At
Financial Condition Data:	31-Mar-10	31-Dec-09
Cash and cash equivalents	$27,422	$33,017
Investments and interest bearing deposits	136,678	119,693
Loans, net of allowance for loan losses 3/31/2010 - $12,421; 12/31/2009 - $14,706	505,174	528,503
Other assets	65,155	56,567
Total assets	$734,429	$737,780

Deposits	$509,529	$513,051
FHLB advances	116,050	116,050
Subordinated debentures	15,465	15,465
Securities sold under agreements to repurchase	39,750	39,750
Other liabilities	2,037	2,053
Total liabilities	682,831	686,369
Stockholders' equity	51,598	51,411
Total liabilities and stockholders' equity	$734,429	$737,780
Equity to assets ratio	7.03%	6.97%
Book value per common share	$13.51	$13.49
Non performing assets	$37,867	$41,045